Exhibit 5.1

June 17, 2026

Canopy Growth Corporation 1 Hershey Drive Smiths Falls, Ontario K7A 0A8 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8

We have acted as counsel to Canopy Growth Corporation, a corporation incorporated under the federal laws of Canada (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed on or about June 17, 2026 with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering the issuance of 47,384,690 common shares in the capital of the Company (the “Shares”) that may be issued upon exercise, vesting or other settlement of awards (the “Awards”) granted or issued under the Company’s Omnibus Equity Incentive Plan dated September 25, 2023 (as it may be amended from time to time, the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

1.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	a certificate of compliance (the “Certificate of Compliance”) dated June 16, 2026 issued for the Company under the Canada Business Corporations Act (the “CBCA”);

(b)	the articles of the Company, as amended;

(c)	the by-laws of the Company, as amended;

(d)	certain resolutions of the Company’s board of directors (the “Board”) relating to the Registration Statement, the adoption of the Plan and the Shares issuable upon exercise, vesting or other settlement of Awards granted or issued under the Plan;

(e)	a certificate, dated the date of this opinion, of an officer of the Company (the “Officer’s Certificate”), including copies of each of the items in paragraphs 1(b), 1(c), and 1(d) above;

(f)	the Plan; and

(g)	the Registration Statement and exhibits thereto.

Minute Books. Except for the corporate records forming part of the Officer’s Certificate and such other corporate records as we deemed necessary, we have not reviewed the minute books of the Company.

2.	ASSUMPTIONS

(a)	Authenticity. We have assumed:

(i)	the legal capacity of all individuals signing documents,

(ii)	the genuineness of all signatures,

(iii)	the authenticity and completeness of all documents submitted to us as originals,

(iv)	the conformity to authentic original documents of all documents submitted to us as copies, and

(v)	the continuing accuracy of the Certificate of Compliance as of the date of this opinion as if issued on that date.

(b)	Awards. We have assumed that the Awards granted pursuant to the Plan will be duly granted by the Board, a committee of the Board (a “Committee”) or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plan.

(c)	Public records. We have assumed the completeness, accuracy, and currency of:

(i)	the indices and filing systems maintained at the public offices where we searched or made inquiries,

(ii)	all documents supplied or otherwise conveyed to us by public officials, and

(iii)	all facts set out in those documents and in official public records.

(d)	Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would:

(i)	restrict any distribution of or trade in those securities, or

(ii)	affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

3.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in such certificate, without independently verifying those facts.

(b)	Company Status. In expressing the opinion in section 5(a), we have relied and our opinion is based solely upon the Certificate of Compliance and the Officer’s Certificate.

4.	LAWS ADDRESSED

The opinions we express are limited to the laws of the Provinces of Ontario, British Columbia and Alberta (together, the “Provinces”) and the federal laws of Canada applicable therein on the date of this opinion.

We are solicitors qualified to carry on the practice of law in the Provinces only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Provinces and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

5.	OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

(a)	The Company is a corporation existing under the CBCA.

(b)	The Shares, when issued and delivered upon the valid exercise, vesting or other settlement of Awards in accordance with the terms of the Plan, including in each case, receipt by the Company of payment in full for the Shares in respect of which such Awards are exercised or otherwise settled, such Shares will be validly issued, as fully paid and non-assessable shares in the capital of the Company.

6.	USE OF OPINION

This opinion letter is rendered solely in connection with the registration of the Shares set forth in the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP